                                                                     EXHIBIT 2.2


                       PLAN AND AGREEMENT OF ACQUISITION

     This plan and Agreement of Acquisition ("Agreement") is entered into in Jefferson County, Iowa this 6th day of September, 1996, among Telegroup, Inc., an Iowa corporation ("TGI"), TeleContinent, S.A., a French corporation ("TCSA"), and Georges Apple ("Apple") who shall on the Closing Date of this Agreement own all the outstanding capital stock of TCSA.

     TGI will acquire from Apple all of the issued and outstanding shares of capital stock of TCSA, in exchange solely for the cash consideration recited below.

     In order to consummate the Plan of Exchange, TGI, Apple, and TCSA, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

                                   ARTICLE 1
                           EXCHANGE OF CAPITAL STOCK

     1.01 Transfer of TCSA's Capital Stock. Subject to the terms and conditions of this Agreement, Georges Apple shall transfer to TGI on the Closing Date all issued and outstanding shares of capital stock of TCSA, free and clear of all liens, claims and encumbrances of any nature whatsoever. Prior to the Closing Date, Apple will have acquired the shares held by Lynn Apple, David Apple, Alizza Apple, Jessie Apple, Joseph Garner and Phyllis Garner in order to transfer them to TGI. Apple represents and warrants that after the transfer, TGI will validly own all issued and outstanding shares of capital stock of TCSA.

     1.02 Resignation of Directors. Apple shall secure the resignation of the directors of TCSA' effective the Closing Date.

     1.02. Consideration for Transfer. In exchange for the shares transferred by Apple to TGI pursuant to Paragraph 1.01, TGI shall pay to Apple the sum of $200,000.00 US on the Closing Date.

     1.03. Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth in this Agreement, the Plan of Acquisition shall be consummated at the hour, place and date the parties fix by mutual consent. Consummation shall include the delivery by Apple to TCSA of all of his shares of capital stock of TCSA, which shall be duly transferred, and the delivery by TGI of the funds therefor, as provided in Paragraph 1.02 of this Agreement. The date of the consummation of this Agreement is referred to as the "Closing Date."

                                   ARTICLE 2
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF APPLE
                                   AND TCSA

     Apple and TCSA, jointly and severally make the representations, warranties and agreements set forth below in this Article 2.


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     2.01. Organization and Standing of TCSA. TCSA is a corporation duly organized, validly existing, and in good standing under the laws of France, with full corporate power and authority to own its property and carry on its business as it is now being conducted. Copies of the articles of incorporation of TCSA, and any amendments thereto, have been registered in appropriate Commercial Court of France and delivered to TGI. In addition, copies of TCSA's bylaws and minutes of all board meetings have been delivered to TGI, and are complete and accurate as of the date of this Agreement. TCSA is qualified to transact business in France and all other jurisdictions where its business is conducted or its properties are located and is in good standing in all jurisdictions in which its principal properties are located or its business is conducted.

     2.02. Subsidiaries. TCSA has no subsidiaries nor any interest in any other corporation, firm, or partnership.

     2.03. Capitalization. TCSA has an authorized capitalization of 10,000 shares of capital stock, and 2,500 shares are issued and outstanding, all of which shall be sold to TGI by Apple hereunder. The registered capital of TCSA is of 250,000 Francs divided into 2,500 shares of the same category with a par value of 100 Francs each. All issued shares shall, as of the Closing Date, be fully paid and non-assessable. There are no outstanding subscriptions, options, contracts, commitments, or demands relating to the authorized but unissued stock of TCSA or other agreements of any character under TCSA would be obligated to issue or purchase shares of its capital stock.

     2.04. Financial Statements

           (a) Attached to this Agreement as Exhibits 1 through 3 are the Balance Sheets of TCSA as of August 21, 1996, and December 31, 1995, and the related statements of income and retained earnings for the periods then ended. All the financial statements have been prepared by TCSA and are subject to non-material changes resulting from year-end audit. All the financial statements described in this Paragraph 2.04 have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis, and present fairly the financial position of TCSA as of their respective dates.

          (b) Since December 31, 1995, there have been, and at the Closing Date there will be, no materially adverse changes in TCSA's- business or prospects, or the financial condition of TCSA, except as may be reflected in the financial statements dated August 21, 1996.

          (c) Subject to any changes as a result of the ordinary and usual course of business, the assets of TCSA at the Closing Date will be substantially those owned by it and shown on its financial statements as of August 21, 1996.

     2.05. Operations Since Balance Sheet Date. Since its Balance Sheet date of December 31, 1995, TCSA has kept its business intact and has not, and prior to the Closing Date will not, have:

          (a)   Issued or sold any stock, bond, or other corporate securities.

          (b) Except for current liabilities incurred and obligations entered into in

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the ordinary course of business, incurred any absolute or contingent obligation, including long-term debt.

           (c) Except for current liabilities shown on the balance sheet and current liabilities incurred since that date in the ordinary course of business, discharged or satisfied any lien or encumbrance, or paid any obligation or liability

           (d)  Mortgaged, pledged, or subjected to lien any of its assets.

           (e) Except in the ordinary course of business, sold or transferred any of its tangible assets, or canceled any debts or claims, or waived any rights of substantial value.

           (f) Sold, assigned, or transferred any patents, formulas, trademarks, trade names, copyrights, licenses, or other intangible assets.

           (g) Incurred any materially adverse losses or damage, or become involved in any strikes or other labor disputes.

           (h) Entered into any transaction other than in the ordinary course of business, except for the transaction that is the subject matter of this Agreement.

           (i)  Suffered any loss or damage to its business or properties.

     2.06. Title to Assets. TCSA has good and marketable title to all its assets, and the same are specified in the Schedule described in Paragraph 2.08, and reflected in the Balance Sheet dated August 21, 1996. All such assets are not subject to any mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those that:

           (a) Are disclosed on the August 21st, 1996 Balance Sheet as securing specified liabilities;

           (b) Are disclosed in the Schedule of Assets listed in Paragraph 2.07; or

           (c) Do not materially adversely affect the use of the asset. All property of TCSA, including buildings and equipment of TCSA, if any, are in good condition and repair.

     2.07. Schedule of Assets. Attached hereto is Schedule 2.07, a Schedule of Assets, containing a true and complete:

           (a) Summary of all leases of real property owned by TCSA, and any real property in which TCSA has a leasehold interest, with the leases attached thereto;

           (b) A true and complete list of all licenses, trademarks, trademark registrations, trade names, copyrights, and copyright registrations owned by TCSA; and

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           (c)  A list of all contracts, including but not limited to contracts between TCSA and Telegroup, Inc. and Telegroup South Europe, Inc. and any other third parties. Copies of the contracts have been delivered to TGI and initialed by Apple.

           (d)  A description of all other assets of TCSA.

     2.08. Indebtedness.

           (a) Except as set forth in the Balance Sheet of TCSA dated August 21, 1996, described in Paragraph 2.05, TCSA presently has no outstanding indebtedness other than liabilities incurred in the ordinary course of business or in connection with this transaction, which in the aggregate do not exceed $50,000. TCSA's liabilities in connection with this transaction shall not exceed $15,000 U.S. TCSA is not in default with respect to any terms or conditions of any indebtedness.

          (b) TCSA has not made any assignment for the benefit of creditors, nor has any involuntary or voluntary petition in bankruptcy been filed by or against TCSA.

     2.09. Litigation.

          (a) Other than the pending litigation pending litigation with Telegroup, S.A., in France, TCSA is not party to, nor has it been threatened with, any litigation or governmental proceeding that, if decided adversely to it, would have a material adverse effect on the transaction contemplated by this Agreement, or on the financial condition, net worth, prospects, or business of TCSA. There is no litigation that will result in any action, suit, or other proceeding that will have any material adverse effort on the business or financial condition of TCSA.

          (b) To the best of its knowledge, TCSA is not infringing on or otherwise acting adversely to any copyrights, trademark rights, patent rights, or licenses owned by any other person, and there is no pending claim or threatened action with respect to such rights. TCSA is not obligated to make any payments in the form of royalties, fees, or otherwise to any owner or licensor of any patent, trademark, trade name, or copyright.

          (c) A summary of all litigation affecting TCSA or Apple is set forth on Schedule 2.09, other than the litigation with Telegroup SA in France.

     2.10. Compliance With Law and Other Instruments/Binding Nature of Agreement.. The business operations of TCSA have been and are being conducted in accordance with all applicable laws, rules, and regulations of all authorities. TCSA is not in violation of, or in default under, any term or provision of its Articles of Incorporation, its Bylaws, or of any lien, mortgage, lease, agreement, instrument, order, judgment, decree, including any restriction that would prevent consummation of the exchange of securities contemplated by this Agreement. Any necessary approvals, including governments approvals, for the transfer of shares by Apple to TGI have been obtained. This agreement constitutes the valid and binding agreement of TCSA and Apple, enforceable in accordance with its terms.

     2.11. Contractual Obligations. TCSA is not a party to or bound by any written or oral:

          (a)   Contract not made in the ordinary course of business;

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TeleContinent, S.A.

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           (b)  Employment or consultant contract that is not terminable at will without cost or other liability to TCSA or any successor, except the following:

           (c)  Contract with any labor union;

           (d) Bonus, pension, profit-sharing, retirement, stock option, hospitalization, group insurance, or similar plan providing employee benefits;

           (e)  Any real or personal property lease as lessor;

           (f)  Advertising contract or contract for public relations services;

           (g)  Purchase, supply, or service contracts;

           (h) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement subjecting any of assets or properties of TCSA to a lien, encumbrance, or other restriction;

           (i) Term contract continuing for a period of more than 30 days that is not terminable without liability to TCSA or its successors: or

           (j)  Contract that

                (i) Contains a redetermination of price or similar type of provision; or

                (ii)  Provides for a fixed price for goods or services sold.

           (k) Contract outside the ordinary course of the business of TCSA, including without limitation any loan or employment or other compensation agreement, lease agreement, or guarantee agreement. Except as set forth on
Schedule 2. 11, all obligations required to be performed by TCSA to date have been performed, and TCSA is not in material default under any of the contracts, leases, or other arrangements by which it is bound. None of the parties with whom TCSA has contractual arrangements are in default of their obligations.

     2.12 Changes in Compensation. Since the Balance Sheet date of August 21, 1996, TCSA has not granted any general pay increase to employees or changed the rate of compensation, commission, or bonus payable to any officer, employee, director, agent, or stockholder, except as previously disclosed in writing by Apple to TGI.

     2.13 Inventories. Since the Balance Sheet date of December 31, 1995, TCSA has continued to replenish its inventories in the customary manner of entities engaged in the business TCSA conducts, and will continue to do so until the Closing Date.

     2.14. Records. All of the account books, minute books, and stock transfer ledgers of TCSA will be complete and accurate by September 30, 1996.

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TeleContinent, S.A.

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     2.15. No Brokers or Finders. All negotiations on the part of all parties related to this Agreement have been accomplished solely by the parties without the assistance of any person employed as a broker or finder. TCSA and Apple have done nothing to give rise to any valid claims against TGI or TCSA for a brokerage commission, finder's fee, or any similar charge.

     2.16. Taxes. (a) TCSA has filed all local and French income tax returns and, returns in each jurisdiction where qualified or incorporated or otherwise required to pay taxes, including all state income and franchise tax returns that are required to be filed. TCSA has paid all taxes as they have become due, including all income and withholding taxes. and has paid all assessments received that have become due.

     2.17. Environmental Laws. TCSA has complied with all environmental and hazardous substances laws, including laws relating to the presence, storage, or disposal of chemicals, medical or other wastes, materials that may be hazardous to the environment or to animal or human health or safety, or due to potentially harmful properties or effects. All properties leased by TCSA or owned by it are free from the presence of hazardous substances. Neither TCSA or Apple has received any notice of failure to comply with environmental laws and regulations, and they have no reason to believe that any of its properties are affected adversely by hazardous substances or that their properties violate environmental laws.

     2.18. Full Disclosure. Apple and TCSA have disclosed in writing to TGI all events, conditions, and facts materially affecting the business and prospects of TCSA. Neither TCSA nor Apple has withheld knowledge of any events, conditions, and facts that they have reasonable ground to know may materially affect the business or prospects of TCSA. None of the representations, warranties or agreements made by TCSA in this Agreement or set forth in any other instrument furnished to TGI contain any untrue statement of a material fact, or fails to state a material fact necessary to make the statements made not misleading.

                                   ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF TGI

     TGI makes the following representations, warranties and agreements set forth in this Article 3 below:

     3.01. TGI's Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and binding obligation of TGI, enforceable in accordance with its terms. No provision of TGI's Articles of Incorporation, bylaws, minutes, share certificates, or contracts prevents TGI from delivering good title to its shares of such capital stock in the manner contemplated by this Agreement.

     3.02. Brokers. TGI has not retained nor otherwise utilized the services of any broker or finder in connection with the transaction contemplated by this agreement. TGI has done nothing to give rise to any valid claims against TCSA for a brokerage commission, finder's fee, or any similar charge.

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TeleContinent, S.A.

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                                   ARTICLE 4
              CONDUCT OF BUSINESS OF TCSA UP TO THE CLOSING DATE

     4.01. Conduct of Business in Its Ordinary Course. TCSA will carry on its business in a good and proper manner and in substantially the same manner as previous to the date of execution of this Agreement, and will:

           (a) Continue in full force the amount and scope of insurance coverage carried prior to that date;

           (b) Maintain its business organization and keep it intact, to retain its present employees, and to maintain its goodwill with suppliers, customers, and others having business relationships with it;

           (c) Exercise due diligence in safeguarding and maintaining confidential reports and data used in its business;

           (d) Maintain its assets and properties in good condition and repair, and not sell or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business.

     4.02. Access to Information and Documents. (a) Apple and TCSA will afford the officers and representatives of TGI, from the date of this Agreement until consummation of the Plan of Acquisition, full access during normal business hours to all properties, books, accounts, contracts, commitments, and any other records of any kind of TCSA. Sufficient access shall be allowed to provide TGI with full opportunity to make any investigation it desires to make of TCSA, and to keep itself fully informed of the affairs of TCSA, any investigation by TGI still in no way detract from the representation warranties and agreements of TCSA and Apple herein.

           (b) In addition, TCSA will permit TGI to make extracts or copies of all such books, accounts, contracts, commitments, and records, and to furnish to TGI, within ten (10) days after demand, any further financial and operating data of the corporation as TGI reasonably requests.

           (c) TGI will use any information obtained under this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Agreement, and will not divulge the information to any other person.

     4.03. Negative Covenants. Except with the prior written consent of TGI, and except as disclosed to TGI on a Schedule to this Agreement, TCSA will not prior to the Closing:

           (a) Incur any liabilities other than current liabilities incurred in the ordinary course of business;

           (b) Incur any mortgage, lien, pledge, hypothecation, charge, encumbrance, or restriction of any kind;

           (c) Become a party to any contract, or renew, extend, or modify any existing contract, except in the ordinary course of business;

           (d) Make any capital expenditures, except for ordinary repairs, maintenance, and replacement;

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           (e)  Declare or pay any dividend on or make any other distribution to shareholders:

           (f)  Purchase, retire, or redeem any shares of its capital stock;

           (g) Issue or sell additional shares of its capital stock, whether or not such shares have been previously authorized or issued;

           (h) Issue or sell any warrants, rights, or options to acquire any shares of its capital stock;

           (i)  Amend its Articles of Incorporation or Bylaws;

           (j) Pay or agree to pay any bonus, increase in compensation, pension, or severance pay to any director, stockholder, officer, consultant, agent, or employee;

           (k) Discharge or satisfy any lien or encumbrance, nor pay any obligation or liability, except current liabilities shown on the Balance Sheet dated December 31, 1995, or incurred in the ordinary course of business since that date;

           (1)  Merge or consolidate with any other entity;

           (m) Enter into any transactions or take any acts that would constitute a breach of the representations, and warranties contained in this Agreement; and

           (n) Institute, settle, or agree to settle any action or proceeding before any court or governmental body.

     4.04. Consultation. TCSA will consult with TGI at all times until the Closing Date with respect to the operation and conduct of TCSA's business.

                                   ARTICLE 5
                 CONDUCT OF BUSINESS OF TGI UP TO CLOSING DATE

     5.01. Conduct of Business. TGI will carry on its business in a good and proper manner between the date hereof and the Closing.

     5.02. Conditions Precedent. TGI will use its best efforts to satisfy all conditions precedent to be fulfilled by it prior to the Closing Date.

     5.03. Access to Information and Documents.

           (a) TGI will provide TCSA from the date of this Agreement until the Closing Date full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of TGI reasonably necessary in connection with this agreement. Sufficient access shall be allowed to provide TCSA with full opportunity to make any reasonable investigation it desire to make TGI, and to keep themselves fully informed of the affairs of TGI.

           (b) TGI will permit the TCSA to make extracts or copies of all books,

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accounts, contracts, commitments, and records as reasonably necessary.
Additionally, TGI will furnish to the shareholders, within ten (10) days after demand, any further financial and operating data and other information concerning its business and assets that the Shareholders reasonably request.

           (c) TCSA may use any information secured pursuant to this Paragraph only for its own purposes in connection with the consummation of the transaction contemplated by this Article and may not divulge the information to any other persons.

                                   ARTICLE 6
              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTNERS

     6.01. Conditions Precedent to Closing. The obligations of TCSA and TGI to consummate the Plan of Acquisition and this Agreement shall be subject to the conditions precedent specified in this Article 6.

     6.02. Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of TGI and TCSA contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. TGSA and TGI, shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.

     6.03. Opinion From Counsel for TCSA. On the Closing Date, TCSA shall furnish to TGI an opinion of counsel for TCSA, dated the Closing Date, in form and substance satisfactory to TGI, to the effect that TCSA is a corporation duly registered with the proper Commercial Court of France, validly existing, and in good standing under the laws of France, and that the shares of common stock of TCSA delivered to TGI on the closing date have been duly authorized, issued, transferred and delivered, are validly issued and outstanding, fully paid and non assessable shares of common stock of TCSA and operate to legally transfer ownership of all capital stock in TCSA to TGI.

     6.04. No Restrictions. No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to prohibit the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 7
                     SURVIVAL OF WARRANTIES AND LIABILITY

     7.01. Nature and Survival of Representations and Warranties. Covenants, representations, and warranties of the parties shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties for a period of three (3) years following the Closing Date, and suit thereon maybe brought for any breach of representations, warranties or agreements within such period and served. If presently or at any time in the future any of the representations, warranties or agreements of Apple or TCSA contained in this Agreement should fail to be correct. Apple agrees to indemnify

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hold harmless TGI against any claims, liabilities, penalties, costs, and expenses that may be asserted against or suffered by TGI as a result of such inaccurate representation, warranty or agreement.

     7.02 Expenses. TCSA shall not bear any expenses arising out of this Agreement and the transactions contemplated in this Agreement, including but not limited to all fees and expenses of their counsel and accountants. All such expenses shall be paid 50% by Apple and 50% by TGI. Whether or not this Agreement is terminated, each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated by and in preparation for the Agreement.

                                   ARTICLE 8
                                  TERMINATION

     8.01. Default and Cross Default.

           (a) Any party may, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event of the failure of any condition precedent to the terminating party's obligations or:

                (i) The other party has defaulted by failing to perform any of its covenants and agreements contained in this Agreement; and

                (ii) Such default has not been fully cured within
                     fifteen (15) days after receipt of the notice specifying particularly the nature of the default.

           (b) Notwithstanding anything to the contrary in this Agreement, Apple and TGI, along with Telegroup South Europe, Inc.( "TGSF') are parties to a Plan of Agreement of Reorganization dated this date ("Reorganization Agreement"). The parties acknowledge and agree that any default by Apple or TGSE under the Reorganization Agreement or by Apple and TCSA hereunder shall be deemed a default hereunder, and the liability of Apple hereunder shall not be limited to the amount of consideration received by Apple hereunder. The parties acknowledge that TGI would not enter into this Agreement but for the Reorganization Agreement, and Apple shall be liable for breaches of representations hereunder and under the Reorganization Agreement to the extent of any consideration received by Apple or any related party under both this Agreement and the Reorganization Agreement.

                                   ARTICLE 9
                                 MISCELLANEOUS

     9.01. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the Parties.


     9.02. Waiver. Either TGI or TCSA may, in writing:

           (a) Extension of Time. Extend the time for the performance of any of the obligations of any other party to the Agreement.

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           (b)  Waiving Inaccuracies. Waive any inaccuracies and
misrepresentations contained in this Agreement or any document delivered pursuant to the Agreement made by any other party to the Agreement.

           (c) Waiving Compliance With Covenants. Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to the Agreement.

           (d) Waiving Satisfaction of Condition Precedent. Waive the fulfillment of any condition precedent to the performance by any other party to the Agreement.

     9.03. Assignment. (a) Neither this entire Agreement nor any right created by the Agreement shall be assignable by either TCSA or TGI without the prior written consent of the other, except by the laws of succession.

           (b) Except as limited by the provisions of subparagraph (a), this Agreement shall be binding on and inure to the benefit of the respective successors and assigns of the parties, as well as the parties.

           (c) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

     9.04. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party; when deposited in the United States mail, in the case of TGI, or with the French PTT, in the case of Apple/TCSA, for transmittal by certified or express mail, postage prepaid; or when deposited for delivery with private carrier such as Airborne, Federal Express, or DHL; provided that the communication is addressed:

           (a)  In the case of TGI, to:

                  Clifford Rees, President
                  Telegroup, Inc.
                  2098 Nutmeg Avenue
                  Fairfield, Iowa 52556

           with a copy to:

                  Ron Stakland, Executive Vice President
                  Telegroup, Inc.
                  2098 Nutmeg Avenue
                  Fairfield, Iowa 52556

           or to such other person or address designated by TGI to receive notice.

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           (b)  In the case of TCSA, to:

                  Georges Apple
                  13 Rue Tamara
                  Saint Germain-en-Laye
                  FRANCE 78104

and to such other person or address designated by TCSA to receive notice.

     9.05. Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06. Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

     9.07. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal, or unenforceable provisions.

     9.08. Controlling Law/Jurisdiction. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Iowa, the state in which this Agreement is being executed. Any action arising out of, or relating to this Agreement, including any action in contract or tort, shall be resolved in the courts in the State of Iowa, which shall have exclusive jurisdiction. Any judgement may be enforced in any court of competent jurisdiction.

     9.09 Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party. The attorney's fees may be ordered by the court in the trial of any action described in this Paragraph or may be enforced in a separate action brought for determining attomey's fees.

     9.10 Specific Performance. The parties declare that it may be impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties' failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

     9.11 Other Documents. The Parties shall execute all documents as may be necessary to consummate the transaction contemplated by this Agreement.

Plan and Agreement of Acquisition
TeleContinent, S.A.

     9.12 Non-Competition. Unless otherwise agreed to in writing, Apple agrees not to sell or otherwise represent, directly or indirectly, any non-TGI telecommunications service which would compete with the services marketed by TGI, directly or indirectly, or to solicit customers of TGI services or agents of TGI or TGSE, for any purpose other than the promotion of TGI services for an additional two years (24 months) after Apple ceases to be employed by TCSA or to do business with TCSA or TGI, Apple agrees not to sell or promote any telecommunications service which would compete with the services of TGI to customers of TGI service. Violation of this provision by Apple shall give TGI the right to immediately obtain an injunction or other equitable relief to prevent the prohibited conduct, in addition to any damages which TGI may be entitled.

     9.13 Confidential Information/Other Information. Apple agrees that during the period of his business relationship with TGI, and for a period of two (2) years after the termination of the relationship, or TCSA, Apple shall not, at any time, disclose to any person, or use for his own benefit or the benefit of anyone, any information reamed by him as a result of this Agreement or his employment by TGI, TCSA or any affiliated entity, without the prior express written consent of TGI. Apple understands that certain information learned by him as a result of his association with TCSA and TGI constitute the proprietary and confidential information of TCSA, including the identities of its agents, customers, the methods of marketing, potential customers, and other information generally deemed by TGI or TCSA as confidential (hereinafter, "Confidential Information".) Apple understands the Confidential Information constitutes trade secret information of TGI and TCSA, has been developed at significant cost to TGI or TCSA giving either or both a competitive advantage. Accordingly, Apple agrees that he will not, at any time, in perpetuity, divulge Confidential Information to any person, or use such Information for his own benefit or the benefit of anyone else, without the prior written consent of TGI.

Executed on September 6, 1996, at Fairfield, Iowa.

                                     TELEGROUP. INC.

                                     By   /s/ Fred Gratzon
                                          ----------------------

                                     TELECONTINENT. S.A.

                                     By    /s/ George Apple
                                         ------------------------

                                          /s/ George Apple
                                         -------------------------
                                         Georges Apple, Individually

Plan and Agreement of Acquisition
TeleContinent, S.A.

                                 SCHEDULE 2.07
                                ASSET SCHEDULE
                              TELECONTINENT, S.A.
                               SEPTEMBER 6, 1996


1.   Shares of Stock - Transfer of Stock

2.   Minute Books

3.   Articles of Incorporation

4.   Letter from French counsel

5.   Lynn Apple to sign letter of Authorization of Transfer

                                 SCHEDULE 2.09

                             TELECONTINENT,  S.A.


                                     NONE

                                SCHEDULE  2.11

                             TELECONTINENT,  S.A.


                                     NONE